EXHIBIT 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into by and between North American Galvanizing & Coatings, Inc., a Delaware corporation (“Employer”), and Ronald J. Evans (“Employee”), to be effective on April 1, 2007 (the “Effective Date”).

WITNESSETH:

WHEREAS, Employer is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of continuing in the employ of Employer pursuant to such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1 :           EMPLOYMENT AND DUTIES

1.1.   Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing for three (3) years or until March 31,  2010 (the “Term”), subject to the terms and conditions of this Agreement.

1.2.   Employee shall continue to be employed as Chief Executive Officer and President of Employer.  Employee will continue to serve in the assigned position and to perform diligently and to the best of Employee's abilities the duties and services pertaining to such position as he has done in the past.   Employee also agrees to continue to serve as a Director on Employer’s Board of Directors and to stand for reelection at the request of the Nominating Committee throughout the Term.

ARTICLE 2 :           COMPENSATION AND BENEFITS

2.1.   During the Term, Employer shall pay Employee a base salary at an annual rate of Three Hundred Twenty-five Thousand Dollars ($325,00.00).  The base salary may not be decreased at any time during the Term and may be increased by Employer’s Board of Directors at anytime.  The base salary shall be paid in accordance with Employer's standard payroll practice for its executives or senior managers.

2.2.   Employee shall be eligible to receive incentive bonuses as may be provided from time to time by Employer’s Board of Directors.

2.3.   As a Director, Employee shall be eligible to participate in and receive benefits or compensation pursuant to the Director Stock Unit Program and to receive any other benefits or compensation that are or may become available to Directors of Employer’s Board of Directors.

2.4.   Employee shall be eligible to receive stock options and stock appreciation rights as provided under the North American Galvanizing & Coatings, Inc. 2004 Incentive Stock

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Plan, as amended and restated (“the Incentive Stock Plan”), pursuant to the terms of the Incentive Stock Plan and as determined by Employer’s Board of Directors.

2.5.   Employee shall be entitled to twenty (20) days of paid vacation per year at the reasonable and mutual convenience of Employer and Employee.

2.6.   From and after the Effective Date, Employer shall pay, or reimburse Employee, for all ordinary, reasonable and necessary expenses which Employee incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees an expenses associated with membership in various professional, business and civic associations and societies of which Employee's participation is in the best interest of Employer.

2.7.   During the Term and while Employee is employed by Employer, and in addition to any group term life insurance otherwise generally provided to executives or senior managers of Employer, Employer may  purchase and maintain at its expense term life insurance on the life of Employee  payable to Employer as a beneficiary.

2.8.   While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer to all or substantially all of Employer's executives or senior managers.  Such benefits, plans, and programs may include, without limitation, medical health, and dental care, life insurance, disability protection, and qualified retirement plans.  Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to executives or senior managers pursuant to the terms and conditions of such benefit plans and programs.

2.9.   Employer may withhold from any compensation , benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3 :  TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH TERMINATION:

3.1.   Employee's employment with Employer shall be terminated (i) upon the death of Employee, (ii) upon Employee's permanent disability (permanent disability being defined as Employee's physical or mental incapacity to perform his usual duties with such condition likely to remain continuously and permanently); provided, however, that in such event, Employee's employment shall be continued hereunder for a period of not less than one year from the date of such disability with Employee's base salary during such period to be reduced by any Employer-financed disability benefits.

3.2.   If Employee's employment is terminated by reason of a “Voluntary Termination” (as hereinafter defined) or by the Employer for “Cause” (as hereinafter defined), all future compensation to which Employee is otherwise entitled and all future benefits for

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which Employee is eligible shall cease and terminate as of the date of termination.  If Employee’s employment is terminated by reason of a Voluntary Termination or for Cause, Employee shall be entitled to pro rata base salary through the date of such termination and shall be entitled to any individual bonuses or individual incentive compensation not yet paid but due under Employer's plans but shall not be entitled to any other payments by or on behalf of Employer except for those which may be payable pursuant to the terms of Employer's employee benefit plans.  For purposes of this Section 3.2, a “Voluntary Termination” of the employment relationship by Employee prior to expiration of the Term shall be a termination of Employment in the sole discretion of and at the election of Employee, other than (i) a termination of Employee's employment because of a breach by Employer of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice of such breach by Employee to employer;  (ii) a termination by either Employer or Employee of Employee's employment within six (6) months of a reduction in Employee’s rank or responsibility with Employer or a “Change in Control” (as hereinafter defined); or (iii) a termination by Employee of Employee’s employment due to Employer’s request or demand that Employee relocate his business office or residence to a location more than fifteen (15) miles from Employee’s current business office.  For purposes of this Section 3.2, the term “Cause” shall mean any of (i) Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; (ii) Employee's final conviction of a felony; or (iii) Employee's material breach of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach.

3.3.   If Employee's employment is terminated for any reason other than for Cause,  permanent disability (as described in Sections 3.1 and 3.2 above) or a Change in Control, Employer shall pay to Employee (or his estate) 1.0 times his annual base salary, as it exists at the time of termination of employment.    Nothing contained in this Section 3.3 shall be construed to be a waiver by Employee of any benefits accrued for or due Employee under any employee benefit plan (as such term is defined in the Employee's Retirement Income Security Act of 1974, as amended) maintained by Employer.

3.4.   Should Employee or Employer decide to end the employment relationship due to a Change in Control,  Employer shall pay Employee  2.99 times his annual base salary, as it exists at the time of termination of employment.   A Change of Control means a change in control of Employer of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A promulgated under the  Securities Exchange Act of 1934, as amended (“the 1934 Act”), as in effect at the time of such “Change in Control”, provided that such a Change in Control shall be deemed to have occurred at such time as:

(i)   any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly, of securities representing 30% or more of the combined voting power for election of  Directors of the then outstanding securities of Employer or any successor to Employer;

(ii)           during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board of Directors of Employer cease, for any

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reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period; or

(iii)           the shareholders or the Board of Directors of Employer approve any reorganization, merger, consolidation or share exchange as a result of which the common stock of Employer shall be sold, changed, converted or exchanged into or for securities of another corporation or any dissolution or liquidation of Employer or any sale or the disposition of 50% or more of the assets or business of Employer.

3.5. Termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee’s obligations under Articles 4 and 5.

ARTICLE 4 :  OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION:

4.1.   All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment by Employer (whether during business hours or otherwise and whether on Employer’s premises or otherwise) which relate to Employer’s business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and training terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer.

4.2.   Employee acknowledges that the businesses of Employer and its affiliates are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services and processes, procurement procedures and pricing techniques, the names of an other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer, or its affiliates use in their business to obtain a competitive advantage over their competitors.  Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer, and its affiliates in maintaining their competitive position.  Employee hereby agrees that Employee will not at any time during or after his employment by Employer, make any unauthorized disclosure of any confidential business information or trade secretes of Employer, or its affiliates, or make any use thereof, except in the carrying out of his employment responsibilities hereunder.  The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial or other legal proceeding in which Employee’s legal rights and

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obligations as an employee or under this Agreement are at issue; provided, however, that Employee shall, to the extend practicable and lawful in any such events, give prior notice to employer of his intent to disclose any such confidential business information in such context so as to allow Employer an opportunity (which Employee will not oppose) to obtain such protective order or similar relief with respect thereto as it may deem appropriate.

4.3.   All written materials, records, and other document made by, or coming into the possession of, Employee during the period of Employee’s employment by Employer which contain or disclose confidential business information or trade secretes of employer, or its affiliates shall be and remain the property of Employer, or its affiliates, as the case may be.  Upon termination of Employee’s employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

ARTICLE 5 : POST-EMPLOYMENT AND NON-COMPETITION OBLIGATIONS:

5.1.   As part of the consideration of the compensation and benefits to be paid to Employee hereunder, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the non-competition provisions of this Article 5.  Employee agrees that during the period of Employee’s non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Employer or any of their affiliated companies are conducting any business (other than de minimis business operations) as of the date of termination of the Employment relationship or have during the previous twelve months conducted any business (other than de minimis business operations):

(i)	Engage in any business directly competitive with any business (other than de minimis business operations) conducted by Employer or any of Employer’s affiliates;

(ii)
render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business directly competitive with any business (other than de minimis business operations) conducted by Employer or any of Employer

(iii)
induce any employee of Employer or any of its affiliates (other than Employee’s person secretary or administrative assistant) to terminate his employment with Employer, or its affiliates, or hire or assist in the hiring of any such induced employee by any person, association, or entity not affiliated with Employer.

These non-competition obligations shall extend until 12 months after termination of the employment relationship between Employer and Employee.  The above notwithstanding, nothing in this Section 5.1 shall prohibit Employee from engaging in or being employed by any entity that engages in the provision of management consulting or other consulting services to third parties, even where such entity on occasion renders advice or services to, or otherwise assists, any other person, association, or entity who is engaged, directly or indirectly, in any business directly competitive with any business conducted by Employer or any of Employer’s affiliates,

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so long as Employee does not personally, directly or indirectly (A) participate in rendering such advice, services or assistance to any such competing person, association or entity, (B) provide any information or other assistance to any other person employed by Employee or by any such consulting entity for use, directly or indirectly, in rendering such assistance to any competing person, association or entity or (C) engage in any conduct which would be violative of the provisions of Article 4 hereof.

ARTICLE 6 :  MISCELLANEOUS:

6.1.   For purposes of this Agreement, (i) the terms “affiliates” or “affiliated” means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Employer or in which Employer has a 50% or more equity interest, and (ii) any action or omission permitted to be taken or omitted by Employer hereunder shall only be taken or omitted by Employer or of any committee of the Board of Directors to which authority over such matters may have been delegated.

6.2.   For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid addressed as follows:

If  to Employer, to North American Galvanizing & Coatings, Inc.
at its corporate headquarters to the attention of the Board of Directors of North American Galvanizing & Coatings, Inc.

If to Employee, to his last known personal residence.

6.3.   This Agreement shall be governed in all respects by the laws of the State of Florida, excluding any conflict-of-law rule or principle that might refer to the laws of another State or country.

6.4.   No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.5.   It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law.  If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law.  In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

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6.6.   This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise.  Employee’s rights and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or incompetence of Employee.

6.7.   This Agreement replaces and merges any previous agreements and discussions pertaining to the subject matter covered herein.  This Agreement constitutes the entire agreement of the parties with regard to such subject matter, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matter.  Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matter, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding.  Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement at Greenwich, Connecticut in multiple originals to be effective on the date first stated above.

NORTH AMERICAN GALVANIZING & COATINGS, INC.

By: /s/ Joseph J. Morrow Chairman of Board of Directors Employee /s/ Ronald J. Evans Ronald J. Evans

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